Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(7)
(Form Type)
Zeta Global Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to be paid	Equity	Class A common stock, par value $0.001 per share	Rule 457(r)	10,304,716	(3)	$23.50	$242,160,826.00	0.0001476	$35,742.94
Fees to be paid	Equity	Class A common stock, par value $0.001 per share	Rule 457(r)	4,875,284	(4)	$23.50	$114,569,174.00	0.0001476	$16,910.41
		Total Offering Amounts					$356,730,000.00		$52,653.35
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$52,653.35

(1)	Publicly commmunicated offering price.
(2)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form
S-3
(Reg.
No. 333-281929).

(3)
Represents shares of Class A common stock that may be offered and sold by the Registrant (Primary Offering) and includes
1,584,000
shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the Registrant.

(4)
Represents shares of Class A common stock that may be offered and sold by the selling stockholder named in this prospectus supplement (Secondary Offering) and includes 396,000 shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the selling stockholder named in this prospectus supplement.